Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements pertaining to The 2006 Amended and Restated Stock Option Plan (Form S-8, No. 333-133552, May 18, 2007), and to the Amended 1999 Stock Option Plan (Form S-8 No. 333-114904, April 27, 2004), of Destiny Media Technologies Inc. of our report dated November 27, 2009 with respect to the consolidated financial statements of Destiny Media Technologies Inc. for the year ended August 31, 2009 included in its Annual Report (Form 10-K) for the year ended August 31, 2010.

CHARTERED ACCOUNTANTS

Vancouver, Canada

November 29, 2010